Exhibit 10.11

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into at Knoxville, Tennessee effective as of the 4th day of October, 2004, by and between Team Health, Inc., a Tennessee corporation (the “Company”), and Gregory S. Roth (“Employee”).

WITNESSETH:

WHEREAS, the Company desires to employ Employee pursuant to the terms of this Agreement; and

WHEREAS, Employee desires to be so employed pursuant to the terms of this Agreement.

NOW THEREFORE, the parties agree as follows:

1. Employment and Term. The Company agrees to employ Employee and Employee agrees to be employed by the Company pursuant to the terms of this Agreement to perform the duties assigned to Employee by the Company consistent with his position. Employee’s title shall be President and Chief Operating Officer of Team Health, Inc., reporting to the Chief Executive Officer of the Company. The term of this Agreement shall begin on or around November 8, 2004 or such earlier times as is mutually agreed between the parties (the “Effective Date”) and be for a period of five (5) years, subject to earlier termination pursuant to this Agreement. Thereafter, this Agreement shall automatically renew for successive one (1) year terms unless (i) sooner terminated pursuant to the terms of this Agreement or (ii) either party gives the other party written notice of its intention not to renew at least one hundred fifty (150) days prior to the expiration of the then current term.

2. Duties. Employee will perform all duties customarily incident to Employee’s position, and such reasonable duties which may from time to time be assigned to Employee by the Company provided such duties are consistent with his position and title. During the term of this Agreement, Employee shall exert Employee’s best efforts and devote Employee’s full time and attention to Employee’s employment hereunder and the affairs of the Company.

3. Compensation.

3.1 Salary. During the term of this Agreement, Employee shall receive an annualized salary of Four Hundred Thousand Dollars ($400,000), payable in accordance with the Company’s normal payroll procedures. In addition, the Company may, in its sole discretion, increase Employee’s salary from time to time without written amendment to this Agreement.

3.2 Bonus. Commencing with the Effective Date and thereafter during the term of Employee’s employment by the Company, in addition to Employee’s base salary,

Employee shall be entitled to a Bonus as determined in accordance with Exhibit A. * For the portion of year 2004 which Employee is employed (commencing with the Employment date and ending December 31, 2004), the Employee bonus will be pro-rated by the percentage determined by dividing the number of days he was so employed during 2004 by 365. For the portion(s) of the term of employment occurring after December, 31, 2004 the Bonus will be determined in accordance with Exhibit A.

* The Bonus Plan may be changed from time to time at the Company’s discretion. At all times Employee’s Bonus Plan design will be commensurate with other similarly or highly placed employees.

3.3 Taxes and Other Applicable Deductions. The Company shall withhold from all compensation paid to Employee all applicable sums for Federal Income Tax, FICA, and such other amounts as are necessary and applicable.

3.4 Stock Option Grant. Commencing with the Effective Date, Employee will be granted the right to purchase 85,000 Common Shares of Team Health at a price of $15.18 per share, pursuant to the terms and conditions of the 1999 Stock Option Plan and the related Stock Option Agreement, a copy of which has been or will be delivered to Employee. Employee will also be eligible to receive such other stock option grants on terms and in such amounts approved by the Board of Directors and will be treated the same as other similarly situated employees with respect to such future grants.

3.5 Additional Equity Investment. For a period of 120 days, commencing with the Effective Date, ( the “Units Purchase Date”), Employee is hereby granted the right to purchase up to one hundred thousand dollars ($100,000) Dollars of Units in Team Health Holdings, L.L.C. For the purpose hereof, the Units referred to herein shall be issuances by Team Health Holdings, L.L.C. (“Holdings”) as authorized by Holding’s Amended and Restated Limited Liability Company Agreement, dated March 12, 1999, (the “Operating Agreement”) and the terms of the issuance of such Units shall be in accordance with the Operating Agreement and substantially in the form of the Management Unit Purchase Agreement and related documents, copies of which will be delivered to Employee within 10 days of the Effective Date.

4. Benefits. In addition to Employee’s salary, Employee shall be entitled to all standard benefits, (health, life, dental, and disability) in accordance with those normally provided by the Company to its similarly situated employees, which may be sponsored, developed or established by the Company from time to time in the sole discretion of the Company. During the term of this Agreement, Employee shall be entitled to paid time off and sick leave in accordance with the Company’s policies and procedures in effect from time to time regarding similarly situated employees of the Company. Employee shall schedule time off at such time or times approved by the Company so as not to interfere with the Company’s operations. Subject to the requirements of the Company’s 401(k) Plan and the related Supplemental Employee Retirement Plan (the “Plans”), Employee shall be able to participate in the Plans to the same extent as similarly situated employees.

5. Business Expenses. The Company will reimburse Employee for Employee’s usual and customary business expenses incurred in the course of Employee’s employment in accordance with the Company’s applicable policies and procedures, including expenditure limits and substantiation requirements, in effect from time to time regarding reimbursement of expenses incurred by similar situated employees of the Company. Employee will also be reimbursed for the costs of his relocation to Knoxville, Tennessee in accordance with the Company’s relocation benefit policy, a copy of which is attached as Exhibit B.

6. Termination.

6.1 Automatic Termination. This Agreement shall terminate upon the occurrence of either of the following events:

(a) in the event the Company and Employee shall mutually agree to termination in writing; or

(b) upon the death of Employee.

6.2 Discretionary Termination or For Good Reason.

(a) This Agreement may be terminated immediately, at the option of the Company, upon the occurrence of any of the following events:

(i) Employee’s conduct which is materially detrimental to the Company (or any Related Company, as defined in Section 7.1 below) or the Company’s (or any Related Company’s) relationship with any person or entity;

(ii) Employee’s commission of a felony, or any material act of fraud, dishonesty, or misrepresentation, or any other act of moral turpitude;

(iii) Employee’s use of any addictive substance, including, without limitation, alcohol, barbiturates and narcotic drugs, which impairs Employee’s ability to perform Employee’s duties hereunder as determined by the Company;

(iv) Employee’s conduct which tends to bring the Company or any other Related Company into substantial public disgrace or disrepute; or

(v) Employee’s gross negligence or willful misconduct with respect to the Company or any other Related Company.

(vi) Employees failure to relocate his family and make his family’s permanent place of residence as Knoxville, TN on or before July 1, 2005.

(b) Upon the occurrence of any event set forth in Section 6.2(a), the Company may terminate this Agreement by giving written notice to Employee, and employee shall be paid his salary through the date of termination, after which Employer will have no further obligations to Employee under the Agreement, except as otherwise provided for in this Agreement or in any other agreement or plan. Such termination shall be without prejudice to any other remedy to which the Company may be entitled, either by law, or in equity, or under the terms of this Agreement.

(c) Subject to Section 6.2 (d) below, this Agreement may be terminated at the option of Employee for Good Reason. For purposes of this Agreement “good reason” shall mean the occurrence of the following events:

(i) a reduction in Employee’s compensation below the amount of compensation in effect n the Effective Date; or

(ii) a reduction in Employee’s title, duties or authority as the Company’s President and Chief Operating Officer.

(iii) Employer requires Employee to relocate his residence outside Tennessee for any reason or the corporate office is moved outside of Tennessee.

(d) Employee may terminate for Good Reason, but only after Employee has provided Employer with written notice specifying the basis of such termination and Employer has failed to remedy the basis of the termination to the reasonable satisfaction of Employee within thirty (30) days following receipt of the notice from Employee.

6.3 Termination upon Default. This Agreement may be immediately terminated by either party in the event that the other party materially breaches this Agreement and/or fails to promptly and adequately perform their duties hereunder in accordance with the terms and conditions of this Agreement; provided, however, that the breaching party shall have ten (10) days (or such greater period as may be mutually agreed upon by the parties) to cure such breach or failure after receiving written notice thereof from the other party.

6.4 Termination without Cause. Notwithstanding any other provision of this Agreement, either party may terminate this Agreement without cause upon not less than one hundred eighty (180) days (the “Notice Period”) prior written notice to the other party. If Employee gives the Company notice of termination pursuant to this Section 6.4, the Company may, upon the date such notice is given, or anytime thereafter, relieve Employee, in whole or in part, of Employee’s duties and/or accelerate the date of termination, and Employee shall only be entitled to compensation through the last day Employee works. If the Company gives Employee notice of termination pursuant to this Section 6.4, the Company may, upon the date such notice is given, or anytime thereafter, relieve Employee, in whole or in part, of Employee’s duties and/or accelerate the date of termination, provided that Employee shall be entitled to compensation hereunder as if Employee had worked through the end of the Notice Period.

6.5 Compensation upon Termination by Employer without Cause or by Employee for Good Reason. If this Agreement is terminated by the Company without cause (as provided in Section 6.4) or terminated by Employee for Good Reason (as provided in Section 6.2 (c) and Section 6.2 (d)), Employee will, in addition to the Notice Period Set forth in 6.4 if the Company terminates the Agreement without cause, receive (a) Employee’s base salary for eighteen (18) months following the date of termination (the “Termination Period”), (b) a pro-rated Bonus for the year in which he is terminated (pro-rated based on the number of days Employee worked over the entire twelve month Measuring Period) payable if the financial targets for the Company and the individual groups identified in Exhibit A, (i)-(iv) are met or exceeded as set forth in Exhibit A and (c) medical and dental benefits for Employee paid for by the Company during the Notice Period and the Termination Period (specifically including COBRA benefits for such time if required). Notwithstanding anything herein to the contrary, in no event shall Employee (or Employee’s estate) be entitled to additional compensation for the economic value of any benefits provided by, or expenses paid by, the Company pursuant to this Agreement, including unused vacation or sick leave, upon such termination. After receiving the payments provided under this Section 6.5, neither Employee nor Employee’s estate shall have any further rights against the Company for compensation under this Agreement.

7. Covenants.

7.1 Preliminary Statement. Employee acknowledges that by virtue of Employee’s duties under this Agreement, Employee shall become aware of various sensitive and confidential information, and shall develop contacts and relationships which Employee otherwise would not have had access to or developed. Employee further acknowledges that such information and relationships would give Employee an unfair competitive advantage should Employee compete with the Company. Employee further acknowledges that the Company has certain subsidiaries, affiliates and “friendly corporations and associations” (collectively, the “Related Companies”) and that Employee may also become aware of certain confidential information relating to the Related Companies and will develop certain contacts and relationships with clients or customers of the Related Companies which would give Employee an unfair competitive advantage if Employee should compete with the Related Companies. Accordingly, Employee agrees that Employee shall not, directly or indirectly, whether alone or as a partner, officer, director, investor, employee, agent, member or shareholder of any other entity or corporation, without the prior written consent of the Company, violate any of the covenants (the “Covenants”) set forth in this Section 7. For purposes of this Agreement, the term “affiliate” shall mean any person or entity which controls, is controlled by, or is under common control with the Company or a Related Company. The term “Friendly corporations or associations” herein shall mean any professional corporation or professional association with whom Team Health or any of its affiliates has contracted to provide services to hospitals.

7.2 Covenant Not to Divulge Confidential Information. During the term of Employee’s employment with the Company, whether pursuant to this Agreement or otherwise, and after termination of Employee’s employment with the Company, Employee shall not (i) use any Confidential Information of or concerning the Company or the Related Companies except for the Company’s benefit or (ii) disclose or divulge to any third party any Confidential Information relating to the Company or the Related Companies, except as otherwise required by law. “Confidential Information” shall mean information concerning the Company or any Related Company, whether written or oral, which Employee is or becomes aware of and which has not been publicly disclosed. Information shall not be deemed “publicly disclosed” if disclosed by Employee in violation of this Agreement or as a result of such information being disclosed to employees or agents of the Company or any Related Company. Moreover, the parties agree that all Confidential Information shall be deemed to be trade secrets.

7.3 Covenant Not to Compete or Interfere with Business Relationships. During the term of Employee’s employment with the Company, whether pursuant to this Agreement or otherwise, and for two (2) years after termination of Employee’s employment with the Company, Employee shall not engage in any activity competitive with or adverse to the Company or any Related Company, including the following:

(i) solicit or hire (for Employee or on behalf of a third party) any person who is then, or during the term of this Agreement was, an employee or contractor (including, without limitation, any contract physicians) of the Company or any Related Company. Contract physicians shall include those physicians with whom the Company or any Related Company then has a contract, or which have actively been recruited by the Company or any Related Company within one hundred eighty (180) days prior to termination of Employee’s employment;

(ii) induce or attempt to induce any person or entity doing business with the Company or any Related Company, to terminate such relationship, or engage in any other activity detrimental to the Company or any Related Company. Specifically, Employee shall not solicit or contract with (a) any then current client of the Company or any Related Company, (b) any client with which the Company or any Related Company did business during the one (1) year period immediately prior to termination of Employee’s employment with the Company, or (c) any prospective client of the Company or any Related Company which the Company or a Related Company was “actively seeking” to do business with within the one (1) year period immediately before termination of Employee’s employment with the Company. (For purposes of this Agreement, the Company or a Related Company will be deemed to have been “actively seeking” to do business with a prospective client if the Company or a Related Company did any of the following: (A) met with the administration of such prospective client, (B) submitted a response to a Request for Proposal (“RFP”) or other formal proposal from such prospective client, or (C) made any other written response to a request, solicitation, or initial discussion by or with such prospective client.); or

(iii) be employed by or have any financial relationship with any entity which directly or indirectly performs any competitive activity which Employee is individually prohibited from performing under the terms of this Agreement. It is understood and agreed that this Section (iii) is not intended to prohibit Employee from, and Employee shall not be prohibited from, being employed by facility healthcare providers such as hospitals, surgery centers and the like.

Except as specifically provided herein, the parties agree that Employee is free to engage in any business activity, not otherwise prohibited by this Agreement, in any geographic location.

7.4 Construction. For purposes of this Section 7, the term “then” shall mean at the time of Employee’s engagement in the applicable conduct. The Covenants are essential elements of this Agreement, and but for Employee’s agreement to comply with the Covenants, the Company would not have entered into this Agreement. The Covenants shall be construed as independent of any other provisions in this Agreement. Except as provided in Section 7.6 below, the existence of any claim or cause of action of Employee against the Company or any Related Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement of any of the Covenants. The period of time during which Employee is prohibited from engaging in the business practices described in the Covenants shall be extended by any length of time during which Employee is in breach of the Covenants. The Company and Employee agree that the Covenants are appropriate and reasonable when considered in light of the nature and extent of the business conducted by the Company. However, if a court of competent jurisdiction determines that any portion of the Covenants, including without limitation, the specific time period, scope or geographical area, is unreasonable or against public policy, then such Covenants shall be considered divisible as to time, scope, and geographical area and the maximum time period, scope or geographical area which is determined to be reasonable and not against public policy shall be enforced.

7.5 Remedies. The parties agree that if Employee breaches any Covenant, the Company or the Related Companies, as applicable, will suffer irreparable damages and Employee will receive a benefit for which Employee had not paid. Employee agrees that (i) damages at law will be difficult to measure and an insufficient remedy to the Company or a Related Company in the event that Employee violates the terms of this Section 7 and (ii) the Company and the Related Companies shall be entitled, upon application to a court of competent jurisdiction, to obtain injunctive relief to enforce the provisions of this Section 7 without the necessity of posting a bond or proving actual damages, which injunctive relief shall be in addition to any other rights or remedies available to the Company or the Related Companies. No remedy shall be exclusive of any other, and neither application for nor obtaining injunctive or other relief shall preclude any other remedy available, including money damages and reasonable attorneys’ fees. Employee acknowledges and agrees that the Related Companies are intended beneficiaries of the Covenants and shall have the same rights and remedies as the Company to enforce the Covenants.

7.6 Limitation on Enforcement. In the event the Company materially breaches this Agreement by failing to meet a payment obligation hereunder (as defined below), and Employee is not in breach of this Agreement, then Employee shall no longer be bound by the Covenants. For purposes of this Agreement, “materially breaches this Agreement by failing to meet a payment obligation hereunder” shall mean (i) the Company has failed to meet a payment obligation hereunder (and likewise failed to cure such nonpayment within thirty (30) days following notice from Employee) and (ii) the Company did not have a good faith basis to not pay the disputed payment to Employee. If the Company has a good faith dispute regarding the amount owed to Employee, such dispute shall be submitted to arbitration pursuant to Section 10.12 herein. If a good faith dispute does exist regarding any payment obligation, the Company shall only be deemed to have materially breached this Agreement by failing to meet a payment obligation hereunder if, after the amount to be paid is determined by an arbitrator, the Company does not pay such amount awarded by the arbitrator within thirty (30) days after the arbitrator’s decision.

8. Inventions and Intellectual Property. Employee acknowledges that all developments, including, without limitation, inventions, patentable or otherwise, discoveries, improvements, patents, trade secrets, designs, reports, computer software, flow charts and diagrams, procedures, data, documentation, ideas and writings and applications thereof relating to the present or planned business of the Company or any Related Company that, alone or jointly with others, Employee may conceive, create, make, develop, reduce to practice or acquire during the term of this Agreement (collectively, the “Developments”) are works made for hire and shall remain the sole and exclusive property of the Company, and Employee hereby assigns to the Company all of Employee’s right, title and interest in and to all such Developments. All related items, including, but not limited to, memoranda, notes, lists, charts, drawings, records, files, computer software, programs, source and programming narratives and other documentation (and all copies thereof) made or compiled by Employee, or made available to Employee, concerning the business or planned business of the Company or any Related Company shall be the property of the Company and shall be delivered to the Company promptly upon the termination of this Agreement. The provisions of this Section 8 shall survive the termination of this Agreement.

9. Key Person Insurance. The Company shall have the option to purchase key person disability and/or life insurance policies regarding Employee which name the Company or its designee as beneficiary. Employee agrees to cooperate with the Company in obtaining such policies including, without limitation, submitting to a reasonably requested medical examination.

10. Miscellaneous.

10.1 Entire Agreement and Modification. This Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof, supersedes all existing agreements between them concerning such subject matter, and may be modified only by a written instrument duly executed by both parties.

10.2 Notices. Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be mailed by certified mail, return receipt requested, or first class mail, to the addresses below, or hand-delivered to the party to whom it is to be given. Any party may change such address by written notice to the other party. Any notice or other communication given by certified mail or first class mail shall be deemed given two (2) days after mailing thereof, except for a notice changing a party’s address which shall be deemed given at the time of receipt thereof.

If to the Company:	Team Health, Inc. 1900 Winston Road, Suite 300 Knoxville, Tennessee 37919 Attn: President

With a copy to:	Team Health, Inc. 1900 Winston Road, Suite 300 Knoxville, Tennessee 37919 Attention: General Counsel

If to Employee	Greg Roth 15 Iona Drive St. Clairsville, Ohio, 43950

Notwithstanding anything herein to the contrary, if actual written notice is received, regardless of the means of transmittal, such notice shall be deemed to be acceptable and effective as proper notice under this Section 10.2.

10.3 Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasion shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing. Any waiver by any party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement.

10.4 Assignment and Binding Effect. Employee may not sell, assign, transfer, or otherwise convey any of Employee’s rights or delegate any of Employee’s duties under this Agreement without the prior written consent of the Company. Otherwise, this Agreement shall be binding upon and inure to the benefit of the parties and their successors, assigns, heirs, representatives and beneficiaries.

10.5 Severability. Except as otherwise provided in Section 7.4, in the event that any provision in this Agreement shall be found by a court, arbitrator, referee or governmental authority of competent jurisdiction to be invalid, illegal or unenforceable, such provision shall be construed and enforced as if it had been narrowly drawn so as not to be invalid, illegal or unenforceable, and the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances.

10.6 Headings. The headings in this Agreement are solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

10.7 Governing Law, Venue and Limitations Period. Tennessee law shall govern the rights and obligations under this Agreement, without giving effect to any conflict of laws principles that would require application of the laws of any other jurisdiction. In the event litigation is necessary, despite the provisions of Section 10.12 below, such legal action shall be commenced only in a court of competent jurisdiction in Knox County, Tennessee; litigation commenced other than in Knox County, Tennessee shall be subject to being dismissed, stayed or having venue transferred to Knox County at the option of the party not commencing said litigation. The parties further waive all objections and defenses to litigation being conducted in Knox County, Tennessee, based upon venue or under the doctrine of forum non conveniens. Legal proceedings for breach of this Agreement shall be commenced within twelve (12) months from the date on which the party bringing such action becomes aware of the event giving rise to such action or thereafter be barred.

10.8 Name or Ownership Change. This Agreement shall continue in full force and effect in the event of a change in the name or ownership of the Company.

10.9 Confidentiality. The parties acknowledge and agree that this Agreement and each of its provisions are and shall be treated strictly confidential. During the term of this Agreement and thereafter, Employee shall not disclose any terms or information pertaining to any provision of this Agreement to any person or entity without the prior written consent of the Company, with the exception of Employee’s tax, legal or accounting advisors for legitimate business purposes of Employee, or as otherwise required by law.

10.10 Compliance with other Agreements. Employee represents and warrants that the execution of this Agreement and Employee’s performance of Employee’s obligations hereunder will not conflict with, or result in a breach of any provision of, or result in the termination of, or constitute a default under, any agreement to which Employee is a party or by which Employee is or may be bound.

10.11 Survival. Termination of this Agreement shall not terminate any continuing obligation(s) of the parties under this Agreement, and the parties hereby agree that such obligation(s) shall survive termination, unless the context of the obligation(s) requires otherwise.

10.12 Arbitration. Except as otherwise provided herein, all controversies, disputes, or claims arising out of or relating to this Agreement or the performance by the parties of the terms hereof shall be submitted to binding arbitration in Knoxville, Tennessee, in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect, or such rules as the parties may agree upon. Subject to the provisions of Section 7.5 herein, the arbitrator(s) shall have the authority to award relief under legal or equitable principles, including interim or preliminary relief, and to allocate responsibility for the costs of arbitration and to award recovery of attorneys’ fees and expenses in such a manner as is determined to be appropriate by the arbitrator(s). The arbitration award shall be enforceable in any court having jurisdiction. This Section 10.12 shall not apply to any claim brought in a court of competent jurisdiction to enforce an arbitration award or to obtain equitable relief. Moreover, this Section 10.12 shall not preclude any action (including court action) taken by the Company or any Related Company to enforce Section 7 hereof, and no application for arbitration or for a court order compelling arbitration under this Section 10.12 shall be a ground for staying or enjoining any action brought to enforce Section 7 hereof.

10.13 Enforcement Costs. If any legal action or other proceeding is brought, other than pursuant to Section 10.12 herein, for the enforcement of any of the terms or conditions of this Agreement, or because of an alleged dispute, breach, or default, in connection with any of the provisions of this Agreement the prevailing party in such action shall be entitled to recover from the non-prevailing party the costs it incurred in such action, including but not limited to, reasonable attorneys’ fees and costs and other expenses incurred at trial and in appellate proceedings, in addition to any other relief to which such party may be entitled. The extent to which a party is determined to be a “prevailing party” and the appropriate allocation of attorneys’ fees and costs and other expenses shall be decided by (i) the arbitrator under Section 10.12 or (ii) the court, as the case may be.

10.14 No Rule of Construction. This Agreement shall not be construed either against or in favor of any party hereto based upon any party’s role in drafting this Agreement, but rather in accordance with the fair meaning hereof.

IN WITNESS WHEREOF the parties have entered into this Agreement effective as of the date first written above.

COMPANY:

By:	/S/ H.L. Massingale
	Its:	CEO

EMPLOYEE:	/S/ Greg Roth

EXHIBIT A

Employee shall be entitled to participate in a Team Health Bonus Plan based upon factors determined from year to year by the Board of Directors of Team Health or a designated committee thereof (“Board). The Bonus Plan will be based upon achievement of (a) certain earnings and other goals and target performance of Team Health, Inc. (the “Company”) as a whole, (b) certain earnings and other goals and target performances based upon a portion of the Company and/or an affiliate or Related Company of the Company or any combination thereof (collectively “Affiliate”) designated by the Board and (c) certain personal goals and personal performance determined in the discretion of the Board, all during the Measuring Period, as provided below.

1. The Company shall establish from time to time Company Target EBITDA, Targets and other goals for certain periods of time not to exceed one (1) year (“Measuring Period”). Employee shall be notified of such Company Target EBITDA, Affiliate Target EBITDA and other goals for the applicable Measuring Period within seventy-five (75) days of the end of the preceding Measuring Period (or 75 days after the Effective Date, whichever is later). For the year 2004 the bonus amount will be calculated using the following factors (“factors”):

(i)	Twenty-Six (26%) percent of the Bonus Amount will be based upon achievement of the 2004 financial targets of the ED group;

(ii)	Thirty-two (32%) percent of the Bonus Amount will be based upon achievement of the 2004 financial targets of the Company excluding Spectrum Healthcare Resources (“SHR”) from either target calculation;

(iii)	Eleven (11%) percent of the Bonus Amount will be based upon achievement of the 2004 financial targets for the SHR group for the first six months of the 2004 Measurement Period;

(iv)	Eleven (11%) percent of the Bonus Amount will be based upon achievement of the 2004 financial targets for the SHR group for the last six months of the 2004 Measurement Period

(v)	Twenty (20%) of the Bonus Amount will be based upon the achievement of certain discretionary goals as determined by the Board of the Company.

If the actual financial targets, and the actual performance of Employee equals the financial targets of the Company and the individual groups above, and the other goals established for such Measuring Period, Employee shall receive up to fifty percent (50%) of Employee’s base salary received during the Measuring Period as a Bonus (the “Bonus Amount”), pro-rated for any partial year of employment. If the actual EBITDA, the actual financial targets of the Company and the individual groups above, and the actual performance of Employee for any Measuring Period does not exceed the financial targets of the Company and the individual groups above, and the other goals respectively, in such Measuring Period, only the portion of the Bonus Amount calculated pursuant to factors (i) through (iv) which have been achieved as determined by the Board shall be paid under this paragraph. The maximum Bonus where actual Company financial targets, actual financial targets of the individual groups above (as calculated under factors (i), (ii), (iii) or (iv) exceed their respective Targets, or where the Employee is determined to exceed the discretionary goals and performances under factor (v) above, to be paid to Employee is 150% of the portion of the Bonus Amount attributable to such factors. For years after 2004, the Board will establish such factors as they deem necessary or appropriate and will communicate those to Employee within a reasonable time after they have been determined.

2. Except as specifically provided in Section 6.5 (“Severance Compensation”) of this Agreement, Employee’s Bonus shall not accrue until the last day of each Measuring Period, and shall be pro-rated for any partial year where appropriate.

3. For purposes of this Agreement, (i) financial targets shall mean the Company’s or the individual group’s respective earnings before interest, taxes, depreciation and amortization, as calculated by the Company using its usual and customary accounting practices and (ii) Measuring Period shall be any period of time defined by the Company, provided that such time period shall not exceed one (1) year. The parties specifically acknowledge that the salary and benefits paid by the Company to Employee pursuant to this Agreement shall be deemed to be expenses when calculating the EBITDA.

EXHIBIT B

•	Reimbursement for reasonable expenses incurred in Employee’s three House hunting trips to Knoxville all in accordance with the Company’s expense reimbursement policies. (a), (b).

•	Packing, Transportation and reasonable Insurance thereon by a Team Health approved mover of household goods (a), (b)

•	Reimbursement for up to 45 days of temporary housing payments in Knoxville, TN while Employee simultaneously maintain a residence in Brentwood, TN and up to an additional 45 days of temporary housing once Employee and his family have relocated to Knoxville, TN. This reimbursement is subject to the Company’s expense reimbursement policies.

•	Employee will be reimbursed for the costs for up to 90 days storage in Knoxville, TN of Employee’s household goods.

•	Employer will reimburse Employee up to a maximum of fifty thousand ($50,000) dollars for the customary closing costs associated with Employee’s sale of his residence in Brentwood, TN, and his purchase of a residence in the Knoxville, TN area, including any costs associated with either residence related to (i) real estate commissions, (ii) interest or points, or (iii) attorneys fees. (a)(b)

•	As additional consideration for the execution of this Agreement by Employee and Employees performance in accordance with this Agreement, and in lieu of Employer assuming any risk for the sale of Employee’s current residence, Employer agrees to pay Employee fifty thousand ($50,000) dollars as a bonus to be paid within 10 days after the Effective Date. (b)

(a)	Grossed up for Federal Income Taxes.

(b)	Repaid to Company should, during the first 15 months after the Effective Date, (i) Employee terminates without cause or (ii) Employer terminates this Agreement with cause.

RESTATED EXHIBIT B

•	Reimbursement for reasonable expenses incurred in Employee’s three House hunting trips to Knoxville all in accordance with the Company’s expense reimbursement policies. (a).

•	Packing, Transportation and reasonable Insurance thereon by a Team Health approved mover of household goods (a).

•	Reimbursement for up to 45 days of temporary housing payments in Knoxville, TN while Employee simultaneously maintain a residence in Brentwood, TN and up to an additional 45 days of temporary housing once Employee and his family have relocated to Knoxville, TN. This reimbursement is subject to the Company’s expense reimbursement policies.

•	Employee will be reimbursed for the costs for up to 90 days storage in Knoxville, TN of Employee’s household goods.

•	Employer will reimburse Employee up to a maximum of fifty thousand ($50,000) dollars for the customary closing costs associated with Employee’s sale of his residence in Brentwood, TN, and his purchase of a residence in the Knoxville, TN area, including any costs associated with either residence related to (i) real estate commissions, (ii) interest or points, or (iii) attorneys fees. (a)

•	As additional consideration for the execution of this Agreement by Employee and Employees performance in accordance with this Agreement, and in lieu of Employer assuming any risk for the sale of Employee’s current residence, Employer agrees to pay Employee One Hundred Thousand ($100,000) dollars as a bonus, one half to be paid within 10 days after the Effective Date and the other half on or before December 31, 2004.

This Restated Exhibit B is acknowledged as a replacement to the former Exhibit B to the Employment Agreement between Greg Roth and Team Health, dated as of October 4, 2004.

Dated this 28th day of January, 2005.

/S/ Lynn Massingale	/S/ Gregory S. Roth
Team Health by Lynn Massingale,	Gregory S. Roth
Chief Executive Officer

(a)	Grossed up for Federal Income Taxes.

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NOW, THEREFORE, in consideration of the premises and in order to induce the Lenders to make their respective Loans and to issue (or participate in) Letters of Credit under the Credit Agreement, the Pledgor hereby agrees with the Administrative Agent, for the benefit of the Administrative Agent and the ratable benefit of the Lenders, as follows:

1. Certain Definitions:

(a) The term “Pledged Shares” as used herein shall mean and include the shares of PUG referred to in Preliminary Statement (2) above, and, also, any shares, share certificates, options or rights issued by PUG to the Pledgor as an addition to, in substitution of, or in exchange for any such shares, and any and all proceeds thereof, now or hereafter owned or acquired by the Pledgor.

(b) The term “Secured Obligations” as used herein shall mean all of the Obligations, now existing or hereafter arising pursuant to the Loan Documents and owing from any Loan Party to any Lender or the Administrative Agent, whether primary, secondary, direct, contingent, or joint and several, including, without limitation, all liabilities arising under Swap Contracts permitted by Section 8.02(c)(v) and/or Treasury Management Agreements between any Loan Party and any Lender or any Affiliate of a Lender and all obligations and liabilities incurred in connection with collecting and enforcing the foregoing.

(c) The term “Lenders” as used herein shall include any Affiliate of any Lender which has entered into a Swap Contract permitted by Section 8.02(c)(v) of the Credit Agreement and/or a Treasury Management Agreement with any Loan Party.

2. (a) As collateral security for the due payment and performance of the Secured Obligations, the Pledgor hereby pledges, assigns, hypothecates, delivers and sets over to the Administrative Agent, for the benefit of the Administrative Agent and the ratable benefit of the Lenders, as collateral security, all the Pledged Shares and the certificates representing the Pledged Shares, and hereby grants to the Administrative Agent a first security interest in all the Pledged Shares and in any and all dividends, cash, instruments, and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such Pledged Shares.

(b) If the Pledgor shall become entitled to receive or shall receive any share certificate (including, without limitation, any certificate representing a share dividend or a distribution in connection with any reclassification, increase or reduction of capital), option or rights, whether as an addition to, in substitution of, or in exchange for the Pledged Shares, or otherwise, the Pledgor shall accept any such instruments as the agent for the Administrative Agent, shall hold them in trust for the Administrative Agent, and shall deliver them forthwith to the Administrative Agent in the exact form received, with the Pledger’s endorsement when necessary and/or appropriate share transfer certificates duly executed in blank, to be held by the Administrative Agent, subject to the terms hereof, as further collateral security for the Secured Obligations.

(c) Any or all of the Pledged Shares held by the Administrative Agent hereunder may, at the option of the Administrative Agent or its nominee be registered in the name of the Administrative Agent or its nominee. The Administrative Agent or its nominee may, upon prior written notice to the Pledgor, after the occurrence and during the continuation of any Event of Default, exercise all voting and corporate rights at any meeting of the shareholders of PUG including, without limitation, the right to amend the by-laws, to remove the directors, with or without cause, and to nominate and elect successor directors, and exercise any and all rights of conversion, exchange, subscription or any other rights, privileges or options pertaining to any of the Pledged Shares as if it were the absolute owner thereof, including, without limitation, the right to receive dividends payable thereon, and the right to exchange, at its discretion, any and all of the Pledged Shares upon the merger, consolidation, reorganization, recapitalization or other readjustment of any corporation issuing any of such shares or upon the exercise by any such issuer of any right, privilege or option pertaining to any of the Pledged Shares, and in connection

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therewith, to deposit and deliver any and all of the Pledged Shares with any committee, depositary, transfer agent, registrar or other designated agency upon such terms and conditions as it may determine, all without liability except to account for property actually received by it, but the Administrative Agent shall have no duty to exercise any of the aforesaid rights, privileges or options and shall not be responsible for any failure to do so or delay in so doing.

(d) Upon prior written notice to the Pledgor, in the event of the occurrence and continuation of any Event of Default, the Administrative Agent shall have the right to require that all cash dividends payable with respect to any part of the Pledged Shares be paid to the Administrative Agent to be held by the Administrative Agent as additional security hereunder until applied to the Secured Obligations.

(e) In the event of the occurrence and continuation of any Event of Default, the Administrative Agent without demand of performance or other demand, advertisement or notice of any kind (except the notice specified below of time and place of public or private sale) to or upon the Pledgor or any other Person (all and each of which demands, advertisements and/or notices are, to the extent permitted by law, hereby expressly waived), may forthwith collect, receive, appropriate and realize upon the Pledged Shares, or any part thereof, and/or may forthwith sell, assign, give an option or options to purchase, contract to sell or otherwise dispose of and deliver the Pledged Shares, or any part thereof, in one or more parcels at public or private sale or sales, at any exchange, broker’s board or at any of the Administrative Agent’s offices or elsewhere at such prices and on such terms (including, without limitation, a requirement that any purchaser of all or any part of the Pledged Shares shall be required to purchase the shares constituting the Pledged Shares for investment and without any intention to make a distribution thereof) as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk, with the right to the Administrative Agent or any purchaser upon any such sale or sales, whether public or private, to purchase the whole or any part of the Pledged Shares so sold, free of any right or equity of redemption in the Pledgor, which right or equity is hereby expressly waived and released.

(f) The proceeds of any collection, recovery, receipt, appropriation, realization or sale as aforesaid, shall be applied as follows:

(i) First, to the costs and expenses of every kind incurred in connection therewith or incidental to the care, safekeeping or otherwise of any and all of the Pledged Shares or in any way relating to the rights of the Administrative Agent hereunder, including reasonable attorneys’ fees and legal expenses;

(ii) Second, to the satisfaction of the Secured Obligations in such order as is specified in Section 9.03 of the Credit Agreement;

(iii) Third, to the payment of any other amounts required by applicable law; and

(iv) Fourth, to the Pledgor to the extent of the surplus proceeds, if any.

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(g) The Administrative Agent need not give more than five (5) Business Days’ notice to the Pledgor of the time and place of any public sale or of the time after which a private sale may take place and such notice shall be deemed to be reasonable notification of such matters.

(h) The Pledgor hereby grants to the Administrative Agent full power, without notice to the Pledgor, and without in any way affecting the obligations of the Pledgor hereunder, to deal in any manner with the Secured Obligations or the collateral (other than the Pledged Shares, as to which the other provisions of this Pledge Agreement shall govern) securing any of the Secured Obligations (hereinafter called the “Collateral”) and the Pledgor hereby irrevocably waives to the fullest extent permitted by applicable law any defenses it may now or hereafter have in any way relating to, any or all of the following: (i) any taking, exchange, release or non-perfection of any Collateral, or any taking, release or amendment or waiver of or consent to departure from any other guaranty, for all or any of the Secured Obligations; (ii) any manner of application of Collateral, or proceeds thereof, to all or any of the Secured Obligations, or any manner of sale or other disposition of any Collateral for all or any of the Secured Obligations or any other obligations of any other Loan Party under the Loan Documents or any other assets of the Pledgor or any of its Subsidiaries; (iii) any failure of the Administrative Agent or any Lender to disclose to the Pledgor any information relating to the financial condition, operations, properties or prospects of any other Loan Party now or in the future known to any the Administrative Agent or any Lender (the Pledgor waiving any duty on the part of the Lenders to disclose such information); or (iv) any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by the Administrative Agent or any other Lender that might otherwise constitute a defense available to, or a discharge of the Pledgor or any guarantor or surety (other than payment). The Pledgor hereby waives presentment, demand for payment, protest and notice of dishonor or nonpayment of or with respect to the Secured Obligations. The obligations of the Pledgor under this Pledge Agreement are independent of the Secured Obligations of the Pledgor or of any other obligations of any Loan Party or pledgor under the Loan Documents, and a separate action or actions may be brought and prosecuted against the Pledgor to enforce this Pledge Agreement, without joining any other Loan Party or any other pledgor under the Loan Documents. The Administrative Agent may enforce its rights and remedies under this Pledge Agreement without being obligated to resort first to the Collateral or to any other security or to any other remedy or remedies and may pursue all or any of its remedies at one or at different times.

3. The Pledgor, to the fullest extent permitted by applicable law, hereby waives, with respect to all sales of the Pledged Shares, any demand, notice or advertisement, and all rights under any appraisement, valuation, stay, extension or redemption law, and any law relating to the mashalling of any of the Pledged Shares on any such sale.

4. The Pledgor represents and warrants that:

(a) The Pledged Shares are owned legally, directly and beneficially and of record by the Pledgor, have been duly authorized and validly issued, are fully paid and non-assessable and constitute all of the issued and outstanding equity interests of PUG;

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(b) All of the Pledged Shares are owned by the Pledgor free and clear of any pledge, mortgage, hypothecation, lien, charge, encumbrance or any security interest in such shares or the proceeds thereof, except for the security interest granted to the Administrative Agent hereunder, Permitted Liens and unperfected Liens under Section 8.01(g) of the Credit Agreement;

(c) Upon execution and delivery of this Agreement and the taking of possession of the Pledged Shares to the Administrative Agent for the benefit of the Lenders, and upon the notation on the register of members of PUG of the Administrative Agent’s lien and security interest in the Pledged Shares, to perfect and protect the secured interest of the Lenders, this Pledge Agreement creates and grants a valid and perfected first priority security interest in the Pledged Shares and the proceeds thereof, subject to no prior security interest, lien, charge or encumbrance or to any agreement purporting to grant to any third party a security interest in the property or assets of the Pledgor that would include the Pledged Shares; and

(d) Subject to the prior written approval of the Cayman Islands Monetary Authority (as required by the Insurance Law) in respect of the exercise of any right to control, sell or otherwise require the transfer of title to the Pledged Shares, and subject to laws affecting the offering and sale of securities generally, no consent or approval of any governmental authority, regulatory body or other third party which has not been obtained is required in connection with the execution, delivery and performance by the Pledgor of this Pledge Agreement.

5. (a) Except as expressly permitted by the Credit Agreement, the Pledgor hereby covenants that so long as this Pledge Agreement shall be in effect, in whole or in part, the Pledgor will not:

(i) sell, convey or otherwise dispose (or attempt or agree to so dispose) of any of the Pledged Shares or any interest therein, nor will the Pledgor create, incur or permit to exist any pledge, mortgage, lien, charge, encumbrance or any security interest whatsoever with respect to any of the Pledged Shares or the proceeds thereof other than that created hereby, except for the security interest granted to the Administrative Agent hereunder, Permitted Liens and unperfected Liens under Section 8.01(g) of the Credit Agreement, unless any such sale, conveyance or disposition is subject to this Pledge Agreement;

(ii) consent to or approve the issuance of any additional shares of any class of PUG; or

(iii) permit any Person other than the Pledgor to be registered as or become the holder of the Pledged Shares.

(b) The Pledgor warrants and will defend the Administrative Agent’s right, title, special property and security interest in and to the Pledged Shares against the claims of any Person, firm, corporation or other entity.

(c) The Pledgor covenants and agrees that it will cause (i) all certificates evidencing or representing the Pledge Shares to carry a legend reflecting the Administrative Agent’s first lien on and the security interest in the Pledged Shares and (ii) PUG’s register of members to be

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duly marked to indicate the Administrative Agent’s first lien on and the security interest in the Pledged Shares.

(d) The Pledgor covenants and agrees that it shall deliver to the Administrative Agent:

(A) on or prior to the Closing Date, the following in form and substance acceptable to the Administrative Agent:

(i) the original share certificate in respect of the Pledged Shares;

(ii) an executed and undated blank transfer in respect of the Pledged Shares;

(iii) an executed and undated letter of resignation (setting forth the authorization to date and deliver it) from each director of PUG;

(iv) evidence of the notation on the register of members of PUG of the Administrative Agent’s lien and security interest in the Pledged Shares; and

(B) on or prior to May 23, 2004, a written opinion of Walkers, special Cayman Islands counsel to the Pledgor, addressed to the Administrative Agent and the Lenders, which shall cover, among other things, validity, binding effect, perfection and enforceability of the Pledge Agreement, in form and substance acceptable to the Administrative Agent.

6. The Pledgor recognizes that the Administrative Agent may be unable to effect a public sale of all or a part of the Pledged Shares, and may be compelled to resort to one or more private sales to a restricted group of purchasers who will be obligated to agree, among other things, to acquire such securities for their own account, for investment and not with a view to the distribution or resale thereof. The Pledgor acknowledges that any such private sales may be at places and on terms less favorable to the seller than if sold at public sales and agrees that such private sales shall be deemed to have been made in a commercially reasonable manner.

7. The Pledgor agrees that from time to time, at the expense of the Pledgor, the Pledgor will promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable, or that the Administrative Agent may reasonably request, in order to perfect and protect any pledge, assignment or security interest granted or purported to be granted hereby or to enable the Administrative Agent to exercise and enforce its rights and remedies hereunder with respect to the Pledged Shares.

8. The Pledgor hereby irrevocably and by way of security for the payment and performance of the Secured Obligations appoints the Administrative Agent the Pledgor’s true and lawful attorney-in-fact (with full power to appoint substitutes and to sub-delegate), with full authority in the place and stead of the Pledgor and in the name of the Pledgor or otherwise, upon the occurrence and during the continuance of an Event of Default, to take any action and to

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execute any instrument that the Administrative Agent may deem necessary or advisable to accomplish the purposes of this Pledge Agreement.

9. (a) Beyond the exercise of reasonable care to assure the safe custody of the share certificates relating to the Pledged Shares while held hereunder, the Administrative Agent shall have no duty or liability to preserve rights pertaining thereto, and shall be relieved of all responsibility for the Pledged Shares upon surrendering the share certificates relating thereto it to the Pledgor or in accordance with the Pledgor’s instructions.

(b) No course of dealing between the Pledgor and the Administrative Agent, nor any failure to exercise, nor any delay in exercising, on the part of the Administrative Agent, any right, power or privilege hereunder or under any of the Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or thereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

(c) The provisions of this Pledge Agreement are severable, and if any clause or provision shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, in such jurisdiction and shall not in any manner affect such clause or provision in any other jurisdiction, or any other clause or provision in this Pledge Agreement in any jurisdiction.

(d) The parties acknowledge and agree that the prior written consent of the Cayman Islands Monetary Authority (“CIMA”) is required before the Pledged Shares can be transferred to the Administrative Agent and the consent of CIMA may be required before any rights under this Pledge Agreement maybe exercised.

(e) All, rights and remedies contained in this Pledge Agreement or by law afforded shall be cumulative and all shall be available to the Administrative Agent and the Lenders until the Secured Obligations have been paid in full.

10. All notices and other communications pursuant to this Pledge Agreement shall be in writing, either by letter (delivered by hand or commercial messenger service or sent by registered or certified mail, return receipt requested) or telegram or telecopy, addressed as follows:

(a) If to the Pledgor:

Team Health, Inc.

1900 Winston Road, Suite 300

Knoxville, Tennessee 37919

Attention: President and/or Chief Financial Officer

Telephone No.: (865) 693-1000

Facsimile No.: (865) 539-8003

with copies to:

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Cornerstone Equity Investors

717 Fifth Avenue

Suite 1100

New York, New York 10022

Attention: Dana O’Brien

Telephone No.: (212) 753-0901

Facsimile No.: (212) 826-6798

and

Madison Dearborn Partners

Three Bank One Plaza

Suite 3800

Chicago, Illinois 60602

Attention: Nick Alexos

Telephone No.: (312) 895-1260

Facsimile No.: (312) 895-1256

and

Kirkland & Ellis

200 East Randolph Drive

Chicago, Illinois 60601

Attention: Sanford Perl; Andrew Kaufman

Telephone No.: (312) 861-2291

Facsimile No.: (312) 861-2200

(b) if to the Administrative Agent:

Bank of America, N.A.

CA5-701-05-19

1455 Market Street

San Francisco, CA 94103

Attention: Aamir Saleem

Telephone No.: (415) 436-2769

Facsimile No.: (415) 503-5089

Any notice or other communication hereunder shall be deemed to have been given on the day on which it is telecopied to such party at its telecopier number specified above or delivered by hand or such commercial messenger service to such party at its address specified above, or, if sent by mail, on the third Business Day after the day deposited in the mail, postage prepaid, or in the case of telegraphic notice, when delivered to the telegraph company, addressed as aforesaid. Any party hereto may change the Person, address or telecopier number to whom or which notices are to be given hereunder, by notice duly given hereunder; provided, however, that any such notice shall be deemed to have been given hereunder only when actually received by the party to which it is addressed.

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11. (a) The Pledgor hereby agrees to indemnify the Administrative Agent from and against any and all claims, losses and liabilities arising out of or resulting from this Pledge Agreement (including, without limitation, enforcement of this Pledge Agreement), except claims, losses or liabilities resulting from the Administrative Agent’s gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction.

(b) The Pledgor will upon demand pay to the Administrative Agent the amount of any and all reasonable expenses, including the reasonable fees and expenses of its counsel and of any experts and agents, that the Administrative Agent may incur in connection with (i) the administration of this Pledge Agreement, (ii) the custody, preservation, use or operation of, or the sale of, collection from or other realization upon, any of the Pledged Shares, (iii) the exercise or enforcement of any of the rights of the Administrative Agent or the Lenders hereunder or (iv) the failure by the Pledgor to perform or observe any of the provisions hereof.

12. (a) No amendment or waiver of any provision of this Pledge Agreement, and no consent to any departure by the Pledgor herefrom, shall in any event be effective unless the same shall be in writing and signed by the Administrative Agent, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

(b) This Pledge Agreement shall be binding upon the Pledgor and its successors and assigns and shall inure to the benefit of the Administrative Agent and its successors for the benefit of the Administrative Agent and the ratable benefit of the Lenders, and their respective successors, transferees and assigns. Without limiting the generality of the foregoing, any Lender may assign or otherwise transfer all or any portion of its rights and obligations under the Credit Agreement (including, without limitation, all or any portion of its commitment, the Advances owing to it and the Note or Notes held by it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Lender herein or otherwise, in each case as provided in Section 11.07 of the Credit Agreement. Notwithstanding the foregoing the Pledgor may not assign any of its rights or obligations under this Pledge Agreement without the prior written consent of the Administrative Agent, which consent may be withheld for any reason.

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13. (a) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF ANY NEW YORK STATE COURT OR FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN NEW YORK CITY, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS PLEDGE AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH NEW YORK STATE COURT OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS PLEDGE AGREEMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS PLEDGE AGREEMENT IN THE COURTS OF ANY JURISDICTION.

(b) EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS PLEDGE AGREEMENT IN ANY NEW YORK STATE OR FEDERAL COURT. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

14. THIS PLEDGE AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE CAYMAN ISLANDS.

15. Upon the latest of (i) the indefeasible payment in full in cash of the Secured Obligations (other than contingent indemnification obligations) and termination of the Commitments under the Credit Agreement, (ii) the expiration, termination or cancellation of all of the Letters of Credit and (iii) the Maturity Date, the pledge by the Pledgor hereby shall terminate and all rights to the Pledged Shares shall revert to the Pledgor. Upon any such termination, the Administrative Agent will, at the Pledgor’s expense, execute and deliver to the Pledgor such documents as the Pledgor shall reasonably request to evidence such termination.

16. This Pledge Agreement may be executed in any number of several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties have caused this Pledge Agreement to be duly executed and delivered as a deed by its respective officer thereunto duly authorized as of the date first above written.

Executed as a Deed by	)
TEAM HEALTH, INC	)
	)	Per:	/s/ Robert Abramowski
	)	Title:	Robert Abramowski
)
in the presence of:	)
)

/s/ John Stair
Witness

(Name)	John Stair
(Address)	310 West Ford Lane
Knoxville, TN 37919
(Occupation)	Attorney

(Note: The above details are to be completed in the witness’s own handwriting.)

Executed as a Deed by	)
BANK OF AMERICA N.A.,	)
as Administrative Agent	)	Per:	/s/ Aamir Saleem
	)	Title:	Vice President
)
in the presence of:	)
)

/s/ Angela Lau
Witness

(Name)	Angela Lau
(Address)	Bank of America
1455 Market Street
San Francisco, Ca 94103
(Occupation)	Banking

(Note: The above details are to be completed in the witness’s own handwriting.)

SIGNATURE PAGE TO

BORROWER PLEDGE AGREEMENT (CAYMAN ISLANDS SUBSIDIARY)

TEAM HEALTH, INC.

MARCH 2004